Exhibit 99.1

Press Release

Contacts:

Investor Relations		Media Relations

Jeff Norris	Danielle Dietz	Julie Rakes
703.720.2455	703.720.2455	804.284.5800

FOR IMMEDIATE RELEASE: June 17, 2013

Capital One Financial Corporation Announces Final Results of Senior Notes Exchange Offer

McLean, Va. (June 17, 2013) - Capital One Financial Corporation (“COF”) (NYSE: COF) announced today that it received the final results of its previously announced offer to exchange any and all of its outstanding 6.750% Senior Notes due 2017 (the “Old Notes”) for a combination of new Senior Notes due 2023 (the “New Notes”) and cash. The exchange offer was conducted by COF upon the terms and subject to the conditions set forth in the Confidential Offering Circular for the exchange offer, dated May 17, 2013 (the “Confidential Offering Circular”), and related letter of transmittal.

The exchange offer expired at 11:59 p.m., New York City time, on June 14, 2013.

The following table indicates, among other things, the principal amount of the Old Notes validly tendered for exchange as of the final participation date:

CUSIP Number	Title of Old Notes	Cumulative Principal Amount Tendered as of the Expiration Date	Anticipated Principal Amount Outstanding Following Final Settlement Date
14040H AR6	6.750% Senior Notes due 2017	$762,906,000 (56.89%)	$578,139,000

In accordance with the terms of the exchange offer, COF has accepted or will accept all of the Old Notes that were validly tendered for exchange. COF expects final settlement to take place on June 18, 2013.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The exchange offer was made, and the New Notes are being offered, only to beneficial holders of Old Notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in compliance with Regulation S under the Securities Act (clauses (i) and (ii) collectively, “Eligible Holders”). Only Eligible Holders are authorized to receive or review the Confidential Offering Circular or to participate in the exchange offer.

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to buy any security. The exchange offer is being made solely by the Confidential Offering Circular and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. In particular, this communication is addressed to and directed at Eligible Holders only.

This press release contains forward-looking statements which are subject to risks and uncertainties. The forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. COF undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, whether or not COF will ultimately consummate the exchange offer, the satisfaction of the conditions described in the Confidential Offering Circular and market conditions.

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